Press Release
Exhibit 99.1

Integrated Healthcare Holdings, Inc. Announces Expected Filing Date of 2005 Annual Report on Form 10-K; Receives Notification from OTCBB

Santa Ana, Calif. - (BUSINESS WIRE) - May 5, 2006 - Integrated Healthcare Holdings Inc. (OTCBB:IHCH) announced today that it currently anticipates filing its fiscal 2005 Annual Report on Form 10-K with the Securities and Exchange Commission on or about June, 2006. The Company has not yet filed its 2005 Annual Report, which was due on March 31, 2006. The Company filed for an extension under Rule 12b-25 to file the Annual Report by April 17, 2006, but it was unable to file by that date. The Company will also likely delay the filing of its Quarterly Report on Form 10-Q for the first quarter of 2006 until shortly after the 2005 Annual Report is filed.

The Company’s Audit Committee did not complete its selection and engagement of an independent accountant to audit fiscal years 2005 and 2004 until March 17, 2006, and, consequently, Ramirez International was unable to complete its audit field work by March 31, 2006. In addition, the Company undertook restatements of its 2005 quarterly financial statements on April 7, 2006, which created additional complexity for the Company in completing the work in a timely manner.

On May 2, 2006, the Company received an OTCBB Delinquency Notification stating that the Company is delinquent in filing its 2005 Annual Report, and pursuant to Rule 6530 of the OTC Bulletin Board Service, if the Company does not cure the delinquency by May 19, 2006, the Company’s securities would be removed from quotation on the OTC Bulletin Board effective May 23, 2006. In accordance with the rules of the OTCBB, the Company intends to request a hearing before a hearing panel for continued listing on the OTCBB.  Pending a decision by the hearing panel, the Company’s securities will remain listed on the OTCBB.   There can be no assurance that the hearing panel will grant the Company’s request for continued listing on OTCBB.

About IHHI

Integrated Healthcare Holdings, Inc. is a predominantly physician-owned management company that operates the following four hospital facilities in Orange County, California: 282-bed Western Medical Center in Santa Ana; 188-bed Western Medical Center in Anaheim; 178-bed Coastal Communities Hospital in Santa Ana; and 114-bed Chapman Medical Center in Orange.

This press release contains forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or projected. Statements in this press release regarding the business of Integrated Healthcare Holdings Inc. and the listing of its securities on OTCBB which are not historical in nature are “forward-looking statements” involving risks and uncertainties. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from those anticipated, estimated, or projected in the forward-looking statements due to risks and uncertainties, including those discussed in our periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Contact:

Larry Anderson, President and Investor Relations
Phone: 714.953.3659